DEBBIE REYNOLDS HOTEL & CASINO, INC. ANNOUNCES BANKRUPTCY COURT
APPROVAL OF THE CENTRAL FLORIDA INVESTMENTS TRANSACTION

For Immediate Release

     Las Vegas, Nevada, April 13, 1998 - Debbie Reynolds Hotel & Casino, Inc., ("DRHC"), (OTC: DEBIQ) a Nevada Corporation, announces today that Central Florida Investments Inc., ("CFI"), an affiliate of David A. Siegel, ("Siegel"), Owner and President of Westgate Resorts, one of the largest timeshare developers in the world, has been approved by the Bankruptcy Court to purchase 92.5% of the Company for $15,600,000.

     TD Entertainment, ("TD"), an affiliate of Todd Fisher and Debbie Reynolds, has agreed to lease certain of the property operations from CFI. TD shall acquire the rights to utilize the name and likeness of Debbie Reynolds and also shall acquire the rights from the Hollywood Motion Picture and Television Museum to operate the Museum as it currently operates at the hotel.

     Pursuant to the Alternative Transaction section of DRHC's Revised Plan of Reorganization, CFI and another potential purchaser entered into open bidding for the Company. CFI's bid of $15,600,000 to purchase 92.5% of DRHC was the highest and best offer. The remaining 7.5% ownership of DRHC will be split between the unsecured creditors and the current shareholders with the unsecured creditors receiving 5% and the current shareholders retaining 2.5% of the Company.

     As a condition precedent to purchasing 92.5% of DRHC, CFI requested and TD agreed to enter into a 10 year space lease with DRHC which provides that Debbie Reynolds name and likeness continue to be utilized, that Debbie Reynolds provides showroom services and that the Hollywood Museum remain on the hotel property for the duration of the lease. The TD lease will include the casino, showroom, museum, giftshop and bar.

     The offer is solely contingent to CFI's satisfactory completion of its due diligence. CFI has been allowed 30 days to complete its due diligence and an additional 30 days to close the transaction. This transaction is scheduled to close on or before June 10, 1998, however, there can be no assurance, until CFI completes its due diligence, that the transaction will be close.

     On July 3, 1997 the Company filed for relief under Chapter 11 of the Bankruptcy Code, due to the inability of the Company to generate sufficient funds to cover, on a timely basis all of its debts. The Company was seeking reorganization of its debts. Also filing were subsidiary companies Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc. In addition to filing personal bankruptcy under Chapter 11, Miss Debbie Reynolds resigned as Chairman of the Board, Director and an Officer of Debbie Reynolds Hotel & Casino, Inc., Debbie Reynolds Management Company and Debbie Reynolds Resorts, Inc.

For more information, please call Todd Fisher, CEO, (702) 734-0711.